Exhibit 10.1

Summary of Memorandum of Understanding/Settlement by and between BRC Group, LLC and
Quepasa Corporation, dated as of September 22, 2009

On the 22nd day of September 2009, following mediation held on the same date in the case then pending in the United States District Court for the Northern District of California entitled BRC Group, LLC (“BRC”) v. Quepasa Corporation (the “Company”) (Case No. CV 09-1506) (the “Action”), the Company entered into a Memorandum of Understanding/Settlement (the “Agreement”) with BRC outlining the terms pursuant to which the parties agreed to settle the Action, to wit: (a) the Company agrees to reduce the outstanding indebtedness of BRC to the Company from $350,000 to $250,000, which indebtedness shall be evidenced by a Promissory Note (the “Note”) in such amount, dated September 22, 2009, executed by BRC in favor of the Company, with a repayment term of eighteen (18) months.  Interest shall accrue on the Note commencing on February 1, 2011 at the rate of four percent (4%) per annum (provided that if any note due to a BRC insider shall bear interest at a higher rate, such higher rate shall also apply to the Note), and BRC shall commence making monthly payments on June 1, 2011.  The Note shall be secured by the issuance of a warrant by BRC in favor of the Company which shall permit the Company to receive up to a thirty percent (30%) membership interest in BRC should BRC default under any of the terms of the Note.  Should BRC default under any term of the Note, and not cure such default within the thirty (30) day period immediately following the date of the default (the “Cure Period”), the Company may exercise such portion of the warrant and purchase such units of membership interest in BRC which would be equivalent in value to the unpaid amount due to the Company.  The Company shall not be required to issue a notice of default to BRC.  BRC shall then have ninety (90) days from the last day of the Cure Period to repurchase any membership interest in BRC acquired by the Company for consideration payable to the Company equal to the amount of principal and interest due under the Note to the date of repurchase; (b) any and all agreements entered into by and between the Company and BRC prior to September 22, 2009 shall be terminated; (c) BRC and the Company shall execute Mutual General Releases as of September 22, 2009 of all matters in the Action including waivers of Section 1542 of the California Civil Code; and (d) the terms and conditions set forth in the Agreement shall be more fully described in a Settlement Agreement, Note and Warrant and Release of Claims to be signed by BRC and the Company.  In the event that no such Settlement Agreement, Note or Warrant is signed by the parties, the Agreement shall serve as a valid and enforceable contract.